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                                                                    Exhibit 23.2

                          Independent Auditors' Consent


The Board of Directors
Huffy Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of Huffy Corporation (relating to the registration of shares in connection with the Huffy Corporation 1998 Director Stock Option Plan, 1998 Key Employee Stock Plan, and 1998 Restricted Share Plan) of our report dated February 6, 1998, relating to the consolidated balance sheets of Huffy Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears or is incorporated by reference in the December 31, 1997 annual report on Form 10-K of Huffy Corporation.

/s/ KPMG Peat Marwick LLP
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KPMG Peat Marwick LLP
Cincinnati, Ohio
May 5, 1998